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                                                                  Exhibit 10.10


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HCAC

     HCAC was incorporated in March 1995 as a SPAC, the objective of which is to acquire an operating business in the Healthcare Industry. See "Business of HCAC" for information as to the characteristics of a SPAC.

     In May 1995, HCAC raised $200,000 in the Bridge Financing from six investors in order to pay certain organizational expenses and the costs of the Bridge Financing and of its IPO. Such investors were issued promissory notes in the amount of $200,000, bearing interest at the rate of 10% per annum and payable at the consummation of HCAC's IPO, and 400,000 Bridge Warrants. Other than organizational activities and preparing for its IPO, HCAC had no business activities in 1995.

     HCAC's IPO was consummated in March 1996, and raised net proceeds of approximately $9,000,000, after payment of offering expenses. HCAC deposited $8,383,500 of such proceeds in the Trust Fund. As of December 31, 1996, approximately $8,732,000 was held in the Trust Fund.

     Substantially all of HCAC's working capital needs subsequent to the IPO have been attributable to general and administrative expenses, including director and officer liability insurance and legal and accounting fees primarily due to SEC filing requirements, the identification, evaluation and selection of a suitable Target Business and the structuring, negotiation and consummation of the Merger. HCAC will satisfy all of such working capital needs and the payment of federal and state income taxes with its existing cash balances and, to the extent necessary, its working capital after consummation of the Merger. See "The Merger" for information as to the Agreement and Plan of Merger, the parties thereto and the transactions contemplated thereby. All income is from interest. Except for its efforts to effect a Business Combination following its IPO, HCAC has not engaged in any business activities.

     If HCAC does not consummate a Business Combination within 18 months from the consummation of the IPO (September 8, 1997), or 24 months (March 8, 1998) if certain criteria are met, HCAC will be dissolved and will distribute to all Public Stockholders in proportion to their respective equity interests in HCAC, an aggregate sum equal to the amount in the Trust Fund, inclusive of any interest thereon, plus any remaining net assets of HCAC. A Public Stockholder also is entitled to receive funds from the Trust Fund if such stockholder exercises his Conversion Rights in connection with the Business Combination against which the stockholder votes but which is consummated by HCAC. See "The Merger -- Conversion Rights."

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                                BUSINESS OF HCAC

GENERAL

     HCAC was formed in March 1995 as a SPAC the objective of which is to acquire an operating business in the Healthcare Industry. To date, HCAC's efforts have been limited to organizational activities, completion of its IPO and evaluation of possible Business Combinations.

     A SPAC is an entity incorporating the following selected investor safeguards. Immediately after the consummation of a Business Combination, these provisions (other than as described under "Escrow of Initial Stockholders' Shares") will no longer be applicable.

     OFFERING PROCEEDS HELD IN TRUST. The proceeds of HCAC's IPO consummated in March 1996 after payment of underwriting discounts and the underwriter's nonaccountable expense allowance, totalled approximately $9,000,000, after payment of expenses. Approximately $8,383,500 of such proceeds was placed in the Trust Fund and invested in United States government securities. The Trust Fund will not be released until the earlier of the consummation of a Business Combination or the liquidation of HCAC. The Trust Fund contained approximately $8,732,000 as of December 31, 1996. If the Merger is consummated, the Trust Fund will be released to HCAC, less amounts paid to HCAC stockholders exercising Conversion Rights in the Merger. See "The Merger -- Conversion of Shares; Exchange Ratio" and "The Merger -- Conversion Rights."

     STOCKHOLDER APPROVAL OF BUSINESS COMBINATION. To approve and authorize the Merger, HCAC's Certificate of Incorporation requires the affirmative vote of at least a majority of the outstanding HCAC Common Shares and also requires that Conversion Rights be exercised with respect to less than 20% of the Public Shares. In addition, the Initial Stockholders have agreed to vote the Initial Shares (approximately 17.9% of the HCAC Common Shares outstanding as of the date of this Joint Proxy Statement/Prospectus) in accordance with the vote of the holders in interest of a majority of the Public Shares on the proposal to approve the Agreement and Plan of Merger. The Initial Stockholders may vote any Public Shares they own in their discretion.

     CONVERSION RIGHTS. HCAC's Certificate of Incorporation provides that each Public Stockholder has the right to have his HCAC Common Shares converted to cash if such stockholder votes against the Business Combination and follows specified procedures, and the Agreement and Plan of Merger is approved and the Merger consummated. See "The Merger -- Conversion Rights."

     ESCROW OF INITIAL STOCKHOLDERS' SHARES. The Initial Shares owned by the Initial Stockholders, representing approximately 17.9% of the outstanding HCAC Common Shares as of the date of this Joint Proxy Statement/Prospectus, have been placed in escrow with Continental Stock Transfer and Trust Company, as escrow agent, until March 8, 1999. During such escrow period, the Initial Stockholders may vote their HCAC Common Shares held in escrow but will not be able to sell or otherwise transfer such shares, except for estate planning purposes to their spouses and children (or to trusts established for their benefit).

     LIQUIDATION IF NO BUSINESS COMBINATION. If HCAC does not consummate a Business Combination within 18 months of the consummation of HCAC's IPO (September 8, 1997), or 24 months from the consummation of the IPO if certain extension criteria have been satisfied (March 8, 1998), HCAC will be dissolved and will distribute to all Public Stockholders, in proportion to their respective equity interests in HCAC, an aggregate sum equal to the amount in the Trust Fund, inclusive of any interest thereon, plus any remaining net assets of HCAC. The Initial Stockholders have waived their respective rights to participate in any liquidation distribution with respect to the HCAC Common Shares owned by them prior to HCAC's IPO, and, in addition, if HCAC liquidates prior to consummation of a Business Combination, the Initial Stockholders have agreed to contribute an aggregate of an additional $25,000 to HCAC.

COMPETITION

     If the Merger is consummated, HCAC will become subject to competition from competitors of Encore. See "Business of Encore -- Competition."

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EMPLOYEES

     HCAC has no employees except three executive officers who receive no compensation.

FACILITIES

     HCAC does not lease any permanent office space. However, it does pay an administrative services fee to its legal counsel for the periodic use of office space and secretarial and other basic office services. If the Merger is consummated, HCAC will discontinue its use of such offices and its utilization of such services and conduct its activities from the current offices of Encore. See "Business of Encore -- Facilities".

LEGAL PROCEEDINGS

     There are no legal proceedings pending against HCAC.










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                               MANAGEMENT OF HCAC

DIRECTORS AND EXECUTIVE OFFICERS

     The following individuals are the current directors and executive officers of HCAC.

NAME                                         AGE                    POSITION
----                                         ---                    --------
Jay M. Haft................................  61    Chairman, Secretary and Director
John H. Abeles, M.D........................  52    President, Treasurer and Director
Joel S. Kanter.............................  40    Vice President and Director
Paul E. Freiman............................  62    Director

     JAY M. HAFT has been Chairman of the Board and Secretary of HCAC since its inception. Since November 1994, Mr. Haft has been interim Chief Executive Officer of Noise Cancellation Technologies Inc. (a company engaged in the development of noise cancellation technology and products that is traded on the Nasdaq National Market). From January 1994 to February 1996, Mr. Haft was of counsel to the law firm of Ruden, McClosky, Smith, Schuster & Russell, P.A. in Fort Lauderdale, Florida. Since December 1993, Mr. Haft has been of counsel to the law firm of Parker, Duryee, Rosoff & Haft in New York, New York. Mr. Haft was a partner of Parker, Duryee, Rosoff & Haft from September 1989 through December 1993 and a partner in the New York law firm of Rivkin, Radler, Dunne and Bayh from 1988 to August 1989. Mr. Haft currently serves as a member of the board of directors of Robotic Vision Systems, Inc., Noise Cancellation Technologies Inc., DUSA Pharmaceuticals, Inc., PC Service Source, Inc., Extech Inc., Viragen, Inc. and Oryx Technology Corporation. Mr. Haft earned both his B.A. and J.D. degrees from Yale University.

     JOHN H. ABELES, M.D. has been President, Treasurer and a director of HCAC since its inception. From 1971 to 1975, Dr. Abeles was an executive with several major pharmaceutical companies in the United Kingdom and the United States, including Sterling Drugs (UK), Pfizer Labs and USV Pharmaceuticals (a division of Revlon Healthcare). From 1975 to 1980, he was an analyst in Kidder Peabody's healthcare research department. Since 1980, Dr. Abeles has been President of MedVest Inc., which has provided consulting services to, and has been active in the founding and financing of, emerging companies, principally in the healthcare industry. Dr. Abeles is currently a member of the board of directors of Oryx Technology Corporation, DUSA Pharmaceuticals, Inc., AccuMed International, Inc., PharmaPrint Corporation and I-Flow Corporation. Dr. Abeles earned a M.B., Ch.B. from the University of Birmingham (England).

     PAUL E. FREIMAN has been a director of HCAC since June 8, 1995. Prior to joining HCAC as a director, he was a member of the Board of Advisors to HCAC since its inception. From 1963 to February 1995, Mr. Freiman was employed with Syntex Corporation, where he served as Chairman of the Board and CEO from January 1991 through September 1994. In September 1994, Syntex was acquired by Roche Holdings Inc., and thereafter he was Chairman of Syntex USA, a division of Roche, from September 1994 through February 1995. Mr. Freiman is currently a member of the Board of Directors of Penwest Corp. Mr. Freiman has been actively involved as a member and former Chairman of the Pharmaceutical Manufacturers Association. In addition, Mr. Freiman was recently elected as Chairman of the University of California San Francisco Foundation. Mr. Freiman earned a B.S. degree from Fordham University's Pharmacy College.

     JOEL S. KANTER has been a director of HCAC since its inception. In January 1997, Mr. Kanter was elevated to the role of Vice President of HCAC. Since February 1995, Mr. Kanter has been President and a director of Walnut Financial Services, Inc., a financial service and consulting firm listed on the Nasdaq SmallCap Market, and Walnut Capital Corp., a venture capital firm listed on the Nasdaq SmallCap Market that has provided financing and consulting services to many companies in the healthcare industry. In 1996, Mr. Kanter was also named chief executive officer of these companies. Mr. Kanter is also currently a consultant to Universal Partners, L.P., which specializes in the provision of bridge financing to small and medium sized corporations. From 1988 through February 1995, Mr. Kanter was a consultant to Walnut Capital Corp. and from 1986 through the present, Mr. Kanter has served as the President of Windy City, Inc., and currently serves as a director of GranCare, Inc., I-Flow Corporation, Vitalink Corp. and Osteoimplant Technologies, Inc. Mr. Kanter earned a B.A. degree from Tulane University.

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

EXECUTIVE AND DIRECTOR COMPENSATION

     No officer, director or stockholder of HCAC received any compensation other than reimbursement for any out-of-pocket business expenses incurred in connection with activities on behalf of HCAC. None of HCAC's officers, directors or stockholders or their respective affiliates have received any consulting or finder's fees in connection with introducing HCAC to Encore, or evaluating Encore or any other Target Business. The HCAC Board has no compensation policies required to be disclosed as none of its executive officers receives any compensation.








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

                               OTHER TRANSACTIONS

     In April 1995, HCAC issued 425,000 HCAC Common Shares for an aggregate purchase price of $25,000 to the Initial Stockholders and a former director of HCAC. In June 1995 such former director resigned, and in July 1995 he transferred his shares to certain Initial Stockholders for approximately $0.06 per share. In January 1996, the Initial Stockholders contributed an aggregate of 100,000 HCAC Common Shares to HCAC, and in March 1996, HCAC effected a 1 2/13 for 1 stock split, so that the Initial Stockholders' ownership of HCAC would equal 375,000 HCAC Common Shares. The Initial Stockholders have agreed that, if HCAC liquidates prior to consummating a Business Combination, they will contribute an aggregate of an additional $25,000 to HCAC.

     In May 1995, HCAC consummated its Bridge Financing in order to pay certain organizational expenses, the costs of the Bridge Financing and certain costs of the IPO. Six "Bridge Investors" loaned an aggregate of $200,000 to HCAC and were issued "Bridge Notes" in that amount, each note bearing interest at the rate of 10% per annum and payable at the consummation of the IPO, and 400,000 Bridge Warrants. None of the Bridge Investors is affiliated with HCAC or any of HCAC's Initial Stockholders. One of the six Bridge Investors is a minority stockholder of GKN Holding Corp., the sole stockholder of GKN Securities Corp., and a minority stockholder of Gaines, Berland Inc., the underwriters in the IPO. The Bridge Warrants are identical to the HCAC $5.00 Warrants except they are not redeemable by HCAC until 90 days after consummation of a Business Combination. The Bridge Investors have agreed not to transfer the Bridge Warrants until after the consummation of a Business Combination and not to exercise them until 90 days after such consummation. The resale of the Bridge Warrants and the issuance of the HCAC Common Shares underlying the Bridge Warrants were registered under the Registration Statement filed with respect to the IPO, and the Bridge Notes issued in the Bridge Financing were paid in full from the proceeds of the IPO.

     HCAC has engaged GKN Securities Corp. ("GKN") on a non-exclusive basis, as its agent for the solicitation of the exercise of the HCAC $5.00 Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission, HCAC has agreed to pay GKN for bona fide services rendered a commission equal to 5% of the exercise price for each HCAC $5.00 Warrant exercised more than one year after the date of the Prospectus relating to HCAC's IPO if the exercise was solicited by GKN. In addition to soliciting, either orally or in writing, the exercise of the HCAC $5.00 Warrants, such services may also include disseminating information, either orally or in writing, to warrantholders about the HCAC or the market for HCAC's securities, and assisting in the processing of the exercise of HCAC $5.00 Warrants. No compensation will be paid to GKN in connection with the exercise of the HCAC $5.00 Warrants if the market price of the underlying HCAC Common Shares is lower than the exercise price, the holder of the HCAC $5.00 Warrants has not confirmed in writing that GKN solicited such exercise, the HCAC $5.00 Warrants are held in a discretionary account, the HCAC $5.00 Warrants are exercised in an unsolicited transaction or the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise. In addition, unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, while it is soliciting exercise of the HCAC $5.00 Warrants, GKN will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to HCAC's securities unless GKN has waived its right to receive a fee for the exercise of the HCAC $5.00 Warrants.

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